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                      THIRD AMENDMENT OF SUBORDINATION AGREEMENT

     THIS THIRD AMENDMENT OF SUBORDINATION AGREEMENT (this "Amendment"), dated as of March 11, 1999, is between SLOUGH ESTATES USA INC. ("Slough Estates"), f/k/a SLOUGH PARKS INCORPORATED ("Slough Parks"), and U.S. BANK NATIONAL ASSOCIATION ("USB"), f/k/a COLORADO NATIONAL BANK ("CNB").

                                       RECITALS

     A. Slough Parks and CNB executed and delivered a Subordination Agreement dated as of December 20, 1996 (the "Subordination Agreement"), pursuant to which, among other things, Slough Parks subordinated certain obligations owed to Slough Parks by Tipperary Corporation, a Texas corporation ("Borrower"), to any and all obligations owed to CNB by Borrower under or in connection with a Revolving Credit and Term Loan Agreement dated as of March 30, 1992, as amended (the "Loan Agreement"), among Borrower, et al. and CNB. The Subordination Agreement was afterwards amended by an Amendment to Subordination Agreement and Consent of Subordinating Party, dated as of February 13, 1998, between Slough Parks and USB, and a Second Amendment of Subordination Agreement, dated as of December 22, 1998, between Slough Estates and USB (the "Second Amendment").

     B. USB is the successor to CNB. Slough Estates is the same entity as Slough Parks.

     C. Borrower executed a Promissory Note, dated December 22, 1998, in the principal amount of $5.5 million (the "Replacement Subordinated Note"), and Borrower is executing a Promissory Note, dated March 11, 1998, in the principal amount of $6.5 million (the "Second Replacement Note"), in consideration of the cancellation of the Replacement Subordinated Note and receipt of $1.0 million from Slough Estates. The Second Replacement Note shall constitute all or a part of the "Subordinated Obligations" as defined in the Subordination Agreement.

     D. In connection with the Second Replacement Note, the Replacement Subordinated Note, as defined in the Second Amendment, is being repaid. In an Amendment to Security Agreement, of even date herewith, the Security Agreement, dated December 22, 1998, is being amended to provide that it will secure repayment of the Second Replacement Note instead of the Replacement Subordinated Note. The foregoing Security Agreement and Amendment to Security Agreement together shall hereafter be referred to as the "Security Agreement."

     E. The execution and delivery of this Amendment by Slough Estates is required in order for the Replacement Subordinated Note and Security Agreement to be in conformity with the Loan Agreement.

                                      AMENDMENT

     NOW THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

     1. As of, and after the execution of this Amendment, all references in the Subordination Agreement (i) to the Subordinated Note shall be deemed to be to the Second Replacement Note, as herein defined, and (ii) to the Pledged Interest shall continue, as set forth above and in the Second Amendment, to be deemed to be to the Replacement Pledged Interest, as defined in the Second Amendment, provided that the exclusion from the Replacement Pledged Interest set forth in clause (1) of Recital C of the Second Amendment shall also be deemed to cover the properties added to the

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mortgage described in said clause (1) pursuant to an amendment to the mortgage dated as of February 16, 1999.

     2. This Amendment may be executed in any number of counterparts, each of which shall be an original and no one of which need be signed by all of the parties, but all of which together shall constitute one and the same instrument.

     3. Slough Estates hereby ratifies the Subordination Agreement and confirms that it remains valid, enforceable and in full force and effect, as amended.

SLOUGH ESTATES USA INC.                 U.S. BANK NATIONAL ASSOCIATION
   f/k/a SLOUGH PARKS INCORPORATED         f/k/a COLORADO NATIONAL BANK


By:  /s/ R. W. Rohner                   By:  /s/ Charles S. Searle
   ---------------------------------       ------------------------------------
   Randall W. Rohner, Vice President       Charles S. Searle, Senior Vice
   and chief Financial Officer             President

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